EXCHANGE AGREEMENT

      EXCHANGE AGREEMENT (this "Agreement") dated this ____ day of May, 2001 by and between, Bedford Holdings, Inc., a New Jersey corporation ("Bedford") and Anthony Iannuzzi, Stephen E. Moore, (collectively, the "Itrade Members"). The signatories hereto may hereinafter also be referred to jointly as the "Parties".

                                    RECITALS

The Itrade Members own in the aggregate 100 membership units of itradecurrency.com, L.L.C., a Delaware limited liability company ("Itrade"), which units constitute all of the issued and outstanding units of Itrade (the "Itrade Units").

The Parties desire to effect the exchange of one million shares of common stock of Bedford for the Itrade Units upon the terms and subject to the conditions set forth herein.

In consideration of the foregoing and the mutual covenants, representations, warranties and agreements hereinafter set forth, the Parties agree as follows:

1. Location of Definitions. Capitalized terms which are not proper nouns are defined in Section 14.

2. Closing; Exchange of Shares and Other Instruments. The closing (the "Closing") of the transactions contemplated hereby shall be held at the offices of Raice Paykin & Krieg LLP, located at 185 Madison Avenue, New York, New York, 10016 at 10:00 a.m., local time, on or before May 30, 2001 or within five (5) days after the conditions contained in Sections 8 and 9 have been satisfied or waived, or at such other place and time as may be agreed upon by the Parties, but in no event later than thirty (30) days from the execution of this Agreement unless further extended by agreement of the parties. The time and date of the Closing is referred to herein as the "Closing Date." At the Closing:

      (a) Delivery of Itrade Units. The Itrade Members shall deliver to Bedford certificates representing the Itrade Units, duly endorsed to Bedford or accompanied by stock powers duly executed in proper form for transfer to Bedford from the applicable Itrade Members, in the amounts set forth below:

Anthony Iannuzzi                         500 units
Stephen E. Moore                         500 units

      (b) Issuance of Bedford Shares. In exchange for the Itrade Units, Bedford shall issue a certificate or certificates representing an aggregate of 500,000 shares of common stock of Bedford (the "Bedford Shares") to each Itrade Member.

      (c) Appointment of Director. The Bedford Directors shall cause one designee of the Itrade Members to be appointed to serve on the Board of Directors of Bedford.

      (d) Employment Agreements. Bedford, Itrade and each of the Itrade Members shall execute and deliver employment agreements in the form of Schedule 2(d)(1), together with escrow and pledge agreements in the form of Schedule 2(d)(2) to secure the obligation of Bedford under the option appended to the employment agreements.

      (e) Other Instruments. The Parties shall deliver such certificate, opinions and other documents as are specified in Sections 8 and 9.

      (f) Transfer Taxes. Each party shall be responsible for its own transfer and similar taxes assessed or payable in connection with the sale and transfer of the Itrade Units or Bedford Shares, as the case may be, and the transactions contemplated hereby.

3. Adjustment. The number of Bedford Shares issued to the Itrade Members in exchange for the Itrade membership units shall be adjusted at the end of the twelfth calendar month after the Closing. If at that time revenues of Itrade during the 12 months following closing have exceeded $2 million, then the number of Bedford Shares so issued shall be increased by 500,000 to 1.5 million. If at that time the revenues of Itrade during the 12 months following closing have been less than $200,000, then the number of Bedford Shares so issued shall be reduced by 900,000 to 100,000. At the Closing Bedford shall deliver to its counsel, as escrow agent, certificates for 250,000 Bedford Shares registered in the name of each of the Itrade Members, and each of the Itrade Members shall deliver to counsel for Bedford, as escrow agent, a certificate evidencing 450,000 of the Bedford Shares, accompanied by stock powers duly executed in blank. If, at the end of the 12 months referred to above Itrade's revenues have exceeded $1 million, then the escrow agent shall deliver all of the certificates it is holding and escrow to the Itrade Members. If at the end of such 12 months Itrade's revenues are less than $200,000, then the escrow agent shall deliver all of the stock certificates and stock powers held by it to Bedford for cancellation of the Bedford Shares evidenced by those certificates.

4. Representations and Warranties of Bedford. Bedford represents and warrants to the Itrade Members as follows:

      (a) Organization. Bedford is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. Bedford has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Bedford is duly qualified to do business and in good standing as a foreign corporation in the jurisdictions set forth on Schedule 4(a), which jurisdictions constitute the only jurisdictions in which the property owned, leased or operated by Bedford or the nature of the business conducted by it makes such qualification necessary. True, accurate and complete copies of its Certificate of Incorporation and By-Laws are attached as exhibits to the SEC Reports. Bedford is not in violation of any of the provisions of its Certificate of Incorporation or By-Laws.

      (b) Authority. Bedford has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Bedford and constitutes the legal, valid and binding obligation of Bedford, enforceable against it in accordance with its terms.

      (c) Registration. Bedford's wholly-owned subsidiary, Allen & Pierce Securities, Inc. is registered as a broker under Section 15(b) of the Securities Exchange Act of 1934.

      (d) Capitalization.


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

            (i) Bedford has authorized capital stock of 40 million shares of common stock, par value $.001 per share, of which 21,263,500 shares are issued and outstanding as of the date hereof. All issued and outstanding shares of capital stock of Bedford have been duly authorized, validly issued, fully paid, are nonassessable and free of preemptive rights. There are no convertible securities, options, warrants, subscription calls or other rights or agreements, arrangements or commitments obligating Bedford to issue, transfer or sell any of its securities. None of such issued and outstanding shares is the subject of any voting trust agreement or other agreement relating to the voting thereof or restricting in any way the sale or transfer thereof.

            (ii) The issuance, sale and delivery of the Bedford Shares has been duly authorized by all required corporate action on the part of Bedford. The Bedford Shares when issued and paid for in accordance with this Agreement, will be validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof and will be free and clear of all Liens.

      (e) No Conflict; Required Filings and Consents.

            (i) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate any law, regulation, court order, judgment or decree, (ii) violate or conflict with the Certificate of Incorporation or By-Laws of Bedford, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of any Contract, permit, license or franchise to which Bedford is bound or affected, except for conflicts, violations, breaches or defaults which, in the aggregate, would not have a material adverse effect on the business, operations, Assets, Liabilities, condition (financial or otherwise), results of operations or prospects (a "Material Adverse Effect") of Bedford.

            (ii) The execution, delivery or performance of this Agreement does not, and the consummation of the transactions contemplated hereby will not require any notice, report or other filing with any governmental authority, domestic or foreign, or require any waiver, consent, approval or authorization of any Person or any governmental or regulatory authority, domestic or foreign.

      (f) SEC Reports. Bedford has previously delivered to the Itrade Members a true and complete copy of its Form 10-K for the fiscal year ended December 31, 2000 and its Form 10-Q for the quarter ended March 31, 2001 (the "SEC Documents"). Prior to the Closing, Bedford will furnish the Itrade Members with true and complete copies of any additional document filed by Bedford with the SEC. As of the filing date, the SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the SEC Document does not contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a document subsequently filed by Bedford with the SEC, a copy of which shall be delivered to the Itrade Members prior to closing. The financial statements of Bedford, including the notes thereto, included in the SEC Document (the "Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Bedford at the dates thereof and of its operations and cash flows for the periods then ended. There has been no change in Bedford' accounting policies or estimates except as described in the notes to the Financial Statements. Bedford has no material obligations other than (i) those set forth in the Financial Statements and (ii) those not required to be set forth in the Financial Statements under generally accepted accounting principals.

      (g ) Real and Personal Property.

            (i) Bedford does not own any real property and does not lease any real property other than its principal offices in Orangeburg, New York.

            (ii) Bedford has good and marketable title to, or valid leasehold or license interests in, all other Assets used or held for use in the conduct of its business, including, without limitation, the Assets reflected on its books and records or acquired after the date thereof (other than those which have been disposed of in the ordinary course of business since such date), free and clear of any Liens, other than Liens listed in Schedule 4(g) and Liens for taxes not yet due and payable. All of the Assets owned or leased by Bedford are in all material respects in good condition and repair, ordinary wear and tear excepted, and well maintained. Except as set forth on Schedule 4(g), there are no material capital expenditures currently contemplated or necessary to maintain the current business of Bedford.

      (h) No Undisclosed Liabilities. Except as set forth in the Financial Statements and the SEC Documents and in Schedule 4(h), Bedford has had no direct or indirect Liabilities, whether due or to become due, or arising out of transactions entered into, or any state of facts existing on the date hereof.

      (i) Absence of Certain Changes. Except as set forth in Schedule 4(i), (i) there has, since the date of the most recent SEC Document referred to in Section 4(f), been no material adverse change in the condition (financial or otherwise), Assets, Liabilities, results of operations, business or prospects of Bedford and
(ii) nothing has occurred relative to the business or prospects of Bedford which would have a Material Adverse Effect on the future business of Bedford.

      (j) Tax Matters. Bedford (or, with respect to any taxable periods during which Bedford was included in a consolidated or combined tax return, the person required by law to file such tax return) has filed (or received an appropriate extension of time to file) all tax returns required to be filed by it, has paid all taxes due whether identified on the tax returns or otherwise, and has made appropriate provision for any taxes not yet due, and all such tax returns were, are and will be true, correct and complete. No Assets of Bedford, and no Assets used in the business of Bedford, are subject to any Liens for taxes.

      (k) Entire Business. No portion of the business of Bedford is conducted by any of its Affiliates or any third party and all of the Assets necessary for the conduct of the business of Bedford as presently conducted are owned by Bedford. Except as set forth in Schedule 4(k) hereto, all such Assets are exclusively owned or leased and used by Bedford and its customers and not by any of its Affiliates or any other third party. Schedule 4(k) sets forth all agreements, commitments or arrangements between Bedford, on the one hand, and any of its Affiliates, on the other hand, and all agreements, commitments or arrangements by and among such Affiliates relating to Bedford.

      (l) Litigation. No investigation or review by any governmental entity or regulatory body, foreign or domestic, with respect to Bedford is pending or, to the knowledge of Bedford, threatened against Bedford, and no governmental entity or regulatory body has advised Bedford of an intention to conduct the same. Except as set forth on Schedule 4(l), there is no claim, action, suit, investigation or proceeding pending or, to the knowledge of Bedford, threatened against or affecting Bedford, its principals or affiliates at law or in equity or before any federal, state, municipal or other governmental entity or regulatory body, or which challenges the validity of this Agreement or any action taken or to be taken by Bedford or its principals or affiliates pursuant to this Agreement. As of the date hereof, Bedford is not subject to, nor is there in existence, any outstanding judgment, award, order, writ, injunction or decree of any court, governmental entity or regulatory body relating to Bedford.

      (m) Employee Benefit Plans. Bedford neither maintains nor contributes to, or is required to maintain or contribute to any Employee Benefit Plan. Bedford does not contribute to and has never contributed to and never has been required to contribute to, any Multiemployer Plan and Bedford does not have any Liability (including withdrawal Liability) under any Multiemployer Plan. Bedford does not maintain, has never maintained, does not contribute, has never contributed and has never been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Section 4980B).

      (n) Contracts. Bedford has previously provided to the Itrade Members access to true, correct and complete copies of all Contracts to which Bedford is a party. All such Contracts have been duly authorized and delivered, are in full force and effect and constitute the valid and binding obligations of the respective parties thereto enforceable in accordance with their respective terms. As to such Contracts, except as noted in the SEC Documents (i) there are no existing breaches or defaults by Bedford thereunder or, to the knowledge of Bedford, by the other parties to such Contracts; (ii) no event, act or omission has occurred or, as a result of the consummation of the transactions contemplated hereby, will occur which (with or without notice, lapse of time or the happening or occurrence of any other event) would result in a default by Bedford thereunder or give cause for termination thereof, provided that insofar as the foregoing representation involves the actions or omissions of parties other than Bedford, it shall be limited to the knowledge of Bedford; (iii) none of them will result in any loss to Bedford upon completion or performance thereof; and (iv) none of the parties to Contracts have expressed an indication to Bedford of their intention to cancel, renegotiate or exercise or not exercise any option under any such Contracts.

      (o) Intellectual property.

            (i) Agreements. Bedford is not a party to, or bounded by, any contract relating to Intellectual Property Assets, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $500 under which Bedford is the licensee. There are no outstanding and, to Bedford's knowledge, no threatened, disputes or disagreements with respect to any such agreement.

            (ii) Patents.

                  (A) Bedford does not own any Patents.

                  (B) None of the know-how used, by Bedford infringes or is alleged to infringe any patent or other proprietary right of any other Person.

            (iii) Trademarks.

                  (A) Bedford has not registered any Marks with the United States Patent and Trademark Office.

                  (B) None of the Marks used by Bedford infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

            (iv) Copyrights. Bedford does not have any copyright registrations.

            (v) Trade Secrets. Bedford does not have any Trade Secrets.

      (p) Licenses, Permits and Consents; Compliance with Applicable Law.

            (a) Bedford has all licenses and permits which individually or in the aggregate are material to the conduct of the business of Bedford or any of its employees by reason of such employee's activities on behalf of Bedford under applicable law or by any federal, state, local or foreign governmental entity or regulatory body for the operation of the business of Bedford, and all of such listed licenses and permits are in full force and effect as of the date hereof and will remain in full force and effect following the consummation of the transactions contemplated hereby. Bedford has not received notice and, to the knowledge of Bedford, there is no reason to believe, that any appropriate authority intends to cancel or terminate any of such licenses or permits or that valid grounds for such cancellation or termination currently exist.

            (b) Bedford is not in violation or breach of any, and the business and operations of Bedford comply in all material respects and are being conducted in accordance with, all governing laws, regulations and ordinances applicable thereto and Bedford is not in violation of or in default under, any judgment, award, order, writ, injunction or decree of any court, arbitration tribunal, governmental entity or regulatory body.

      (q) Absence of Certain Business Practices. To the best of the knowledge of Bedford, neither Bedford nor its directors, officers, employees or agents nor any other Person acting on its or their behalf has, directly or indirectly, within the past five (5) years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the business of Bedford or assist Bedford in connection with any actual or proposed transaction which (i) might subject Bedford to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) might have had a Material Adverse Effect on Bedford if not given in the past or (iii) might materially adversely affect the condition (financial or otherwise), business, Assets, Liabilities, operations or prospects of Bedford or which might subject Bedford to suit or penalty in any private or governmental litigation or proceeding if not continued in the future.

      (r) Employee Compensation.

            (i) The SEC Documents contained a true and complete list of all Persons employed by Bedford and all agents and consultants engaged by Bedford as of the date hereof, together with the current aggregate base salary rate, commission rate or fee schedule for each such Person. Bedford does not have, because of past practices or previous commitments with respect to its employees, consultants or agents, established any rights on the part of such employees, consultants or agents to receive additional compensation with respect to any period after the Closing Date, except as and to the extent set forth in Schedule 4(r). Bedford does not have any knowledge that any such employee, consultant or agent has ceased, or intends to cease, to continue to be employed by or otherwise provide services to Bedford, either as a result of the transactions contemplated hereby or otherwise.

            (ii) Bedford is not a party to any employment, severance, termination, consulting, bonus, profit sharing, percentage compensation, deferred compensation, stock purchase or stock option plans or other compensation plans, agreements, commitments or arrangements with any present or former directors, officers, employees, consultants or agents thereof or any of their Affiliates.

      (s) Finder's Fee. There is no investment banker, broker, finder or other intermediary which has been retained by, or is authorized to act on behalf of Bedford or its Affiliates who might be entitled to any fee or commission from any of the Itrade Members or their respective Affiliates upon the consummation of the transactions contemplated hereby or thereafter.

      (t) Accuracy of Representations. The representations and warranties made by Bedford in this Agreement, and in any certificate or schedule referenced hereby or attached hereto, do not contain, and will not contain, any statement which is false or misleading with respect to any material fact and do not and will not omit to state a material fact required to be stated herein or therein or necessary in order to make the statements contained herein or therein not materially false or misleading. There is no material fact or condition which could have a Material Adverse Effect on Bedford which has not been set forth in the SEC Documents, in this Agreement or described in the Schedules hereto.

5. Representations and Warranties of the Itrade Members. Each of the Itrade Members hereby, severally and not jointly, represents and warrants to Bedford as follows:

      (a) Organization and Authority. Itrade is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware. Itrade has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Itrade is duly qualified to do business and in good standing as a foreign limited liability company in each jurisdiction in which the property owned, leased or operated by Itrade or the nature of the business conducted by it makes such qualification necessary. The Itrade Members have heretofore delivered to Bedford true, accurate and complete copies of the Certificate of Organization and Operating Agreement of Itrade.

      (b) Capacity. Each Itrade Stockholder has the legal capacity to enter into this Agreement and to carry out the transactions contemplated hereby, and this Agreement constitutes the valid and binding obligation of such Itrade Members, enforceable in accordance with its terms.

      (c) Capitalization. Itrade has authorized capital stock of 2000 units, of which only the Itrade Units are issued and outstanding as of the date hereof. The Itrade Units have been duly authorized, validly issued, fully paid, are nonassessable and free of preemptive rights. There are no other convertible securities, options, warrants, subscription calls or other rights or agreements, arrangements or commitments obligating Itrade to issue, transfer or sell any of its securities. None of such issued and outstanding units is the subject of any voting trust agreement or other agreement relating to the voting thereof or restricting in any way the sale or transfer thereof.

      (d) No Conflict; Required Filings and Consents.

            (i) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate any law, regulation, court order, judgment or decree applicable to either Itrade or the Itrade Members, (ii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of any Contract, permit, license or franchise to which either Itrade or any of the Itrade Members is a party or is bound or affected, which conflict, violation, breach, default or right of termination or cancellation would have a Material Adverse Effect on the business, operations, Assets, Liabilities, condition (financial or otherwise), results of operations or prospects of Itrade or impair the Itrade Members' ability to consummate the transactions contemplated hereby.

            (ii) The execution, delivery or performance of this Agreement does not, and the consummation of the transactions contemplated hereby will not require any notice, report or other filing with any governmental authority, domestic or foreign, or require any waiver, consent, approval or authorization of any Person or any governmental or regulatory authority, domestic or foreign except as otherwise set forth herein.

      (e) Unaudited Financial Statements. The Itrade Members have heretofore provided Bedford with a true, correct and complete copy of the its unaudited balance sheet as of December 31, 2000 and related statements of income for each of the two years then ended (the "Itrade Unaudited Financial Statements". The Itrade Unaudited Financial Statements were prepared in accordance with generally accepted accounting principles, consistently applied throughout the periods indicated and fairly present the financial position and results of operations at December 31, 1999 and December 31, 2000, and for the respective periods then ended. [Does the treatment of customer accounts as assets with offsetting liabilities conform to generally accepted accounting principles?]

      (f) Real and Personal Property.

            (i) Except as set forth in Schedule 5(f), Itrade does not own any real property and does not lease any property which is material to the operation of the business, would result in any material liability if the lease were terminated prior to the expiration of the term thereof or would interfere with the business of Itrade if it was required to vacate such premises.

            (ii) Itrade has good and marketable title to, or valid leasehold or license interests in, all other Assets used or held for use in the conduct of its business, including, without limitation, the Assets reflected on its books and records or acquired after the date thereof (other than those which have been disposed of in the ordinary course of business since such date), free and clear of any Liens, other than Liens listed in Schedule 5(f) and Liens for taxes not yet due and payable. All of the Assets owned or leased by Itrade are in all material respects in good condition and repair, ordinary wear and tear excepted, and well maintained. Except as set forth on Schedule 5(f), there are no material capital expenditures currently contemplated or necessary to maintain the current business of Itrade.

      (g) No Undisclosed Liabilities. Except as set forth in Schedule 5(g), in the financial statements referred to in Section 5(e), Itrade has had no direct or indirect Liabilities, whether due or to become due, or arising out of transactions entered into, or any state of facts existing on the date hereof.

      (h) Absence of Certain Changes. Except as set forth in Schedule 5(h), (i) there has, since the date of the most recent financial statements referred to in
Section 5(e), been no material adverse change in the condition (financial or otherwise), Assets, Liabilities, results of operations, business or prospects of Itrade and (ii) nothing has occurred relative to the business or prospects of Itrade which would have a Material Adverse Effect on the future business of Itrade.

      (i) Tax Matters. Itrade has filed (or received an appropriate extension of time to file) all tax returns required to be filed by it, has paid all taxes due whether identified on the tax returns or otherwise, and has made appropriate provision for any taxes not yet due, and all such tax returns were, are and will be true, correct and complete. No Assets of Itrade, and no Assets used in the business of Itrade, are subject to any Liens for taxes.

      (j) Entire Business. No portion of the business of Itrade is conducted by any of its Affiliates or any third party and all of the Assets necessary for the conduct of the business of Itrade as presently conducted are owned or leased by Itrade. All such Assets are exclusively owned or leased and used by Itrade and its customers and not by any of its Affiliates or any other third party.

      (k) Litigation. Except as set forth in Schedule 5(k), no investigation or review by any governmental entity or regulatory body, foreign or domestic, with respect to Itrade is pending or, to the knowledge of Itrade, threatened against Itrade, and no governmental entity or regulatory body has advised Itrade of an intention to conduct the same. There is no claim, action, suit, investigation or proceeding pending or, to the knowledge of Itrade, threatened against or affecting Itrade at law or in equity or before any federal, state, municipal or other governmental entity or regulatory body, or which challenges the validity of this Agreement or any action taken or to be taken by Itrade pursuant to this Agreement. As of the date hereof, Itrade is not subject to, nor is there in existence, any outstanding judgment, award, order, writ, injunction or decree of any court, governmental entity or regulatory body relating to Itrade.

      (l) Employee Benefit Plans. Itrade neither maintains nor contributes to, or is required to maintain or contribute to any Employee Benefit Plan. Itrade does not contribute to and has never contributed to and never has been required to contribute to, any Multiemployer Plan and Itrade does not have any Liability (including withdrawal Liability) under any Multiemployer Plan. Itrade does not maintain, has never maintained, does not contribute, has never contributed and has never been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Section 4980B).

      (m) Contracts. The Itrade Members have previously provided to Bedford access to true, correct and complete copies of all Contracts to which Itrade is a party. All such Contracts have been duly authorized and delivered, are in full force and effect and constitute the valid and binding obligations of the respective parties thereto enforceable in accordance with their respective terms. As to such Contracts, (i) there are no existing breaches or defaults by Itrade thereunder or, to the knowledge of the Itrade Members, by the other parties to such Contracts; (ii) no event, act or omission has occurred or, as a result of the consummation of the transactions contemplated hereby, will occur which (with or without notice, lapse of time or the happening or occurrence of any other event) would result in a default by Itrade thereunder or give cause for termination thereof, provided that insofar as the foregoing representation involves the actions or omissions of parties other than Itrade, it shall be limited to the knowledge of the Itrade Members; (iii) none of them will result in any loss to Itrade upon completion or performance thereof; and (iv) none of the parties to Contracts have expressed an indication to Itrade of their intention to cancel, renegotiate or exercise or not exercise any option under any such Contracts.

      (n) Intellectual property.

            (i) Agreements. Itrade is not a party to, or bound by, any contracts relating to the Intellectual Property, except for paid-up licenses for commonly available software programs with a value of less than $500 under which Itrade is the licensee.

            (ii) Ownership of Intellectual Property Assets. Itrade does not own any material Intellectual Property Assets other than the software used in operating its online currency trading activities.

      (o) Licenses, Permits and Consents; Compliance with Applicable Law.

            (i) Except for recently adopted legislation subjecting it to regulation by the Commodities Futures Trading Corporation if not associated with a bank or regulated broker-dealer, or as set forth in Schedule 5(o), Itrade has all licenses and permits which individually or in the aggregate are material to the conduct of the business of Itrade or any of its employees by reason of such employee's activities on behalf of Itrade under applicable law or by any federal, state, local or foreign governmental entity or regulatory body for the operation of the business of Itrade, and all of such listed licenses and permits are in full force and effect as of the date hereof and will remain in full force and effect following the consummation of the transactions contemplated hereby. Itrade has not received notice and, to the knowledge of Itrade, there is no reason to believe, that any appropriate authority intends to cancel or terminate any of such licenses or permits or that valid grounds for such cancellation or termination currently exist.

            (c) Except as set forth in Schedule 5(o), Itrade is not in violation or breach of any, and the business and operations of Itrade comply in all material respects and are being conducted in accordance with, all governing laws, regulations and ordinances applicable thereto and Itrade is not in violation of or in default under, any judgment, award, order, writ, injunction or decree of any court, arbitration tribunal, governmental entity or regulatory body.

      (p) Absence of Certain Business Practices. To the best of the knowledge of Itrade, neither Itrade nor its directors, officers, employees or agents nor any other Person acting on its or their behalf has, directly or indirectly, within the past five (5) years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the business of Itrade or assist Itrade in connection with any actual or proposed transaction which (i) might subject Itrade to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) might have had a Material Adverse Effect on Itrade if not given in the past or (iii) might materially adversely affect the condition (financial or otherwise), business, Assets, Liabilities, operations or prospects of Itrade or which might subject Itrade to suit or penalty in any private or governmental litigation or proceeding if not continued in the future.

      (q) Employee Compensation. Itrade is not a party to any employment, severance, termination, consulting, bonus, profit sharing, percentage compensation, deferred compensation, stock purchase or stock option plans or other compensation plans, agreements, commitments or arrangements with any present or former directors, officers, employees, consultants or agents thereof or any of their Affiliates.

      (r) Share Ownership. Each of the Itrade Members is the record and beneficial owner of all of the number of Itrade Units set forth opposite such Itrade Stockholder's name in Section 2(a), free and clear of any Lien. Each Itrade Stockholder has full right and authority to transfer the Itrade Units pursuant to the terms of this Agreement.

      (s) Securities Law Acknowledgments. The Itrade Members acknowledge that the Bedford Shares are being and will be issued to the Itrade Members in reliance on specific exemptions from the registration requirements of federal and state securities laws. The Itrade Members and any transferee of the Itrade Members will not sell or otherwise transfer the Bedford Shares without registration under the Securities Act or an exemption therefrom, and fully understand and agree that the Itrade Members or any such transferee must bear the economic risk of holding the Bedford Shares for an indefinite period of time because, among other reasons, the Bedford Shares have not been registered under the Securities Act or under the securities laws of certain states and, therefore, cannot be resold, pledged, assigned or otherwise disposed of unless the securities are subsequently registered under the Securities Act and under the applicable securities laws of such states or unless an exemption from such registration is available in the opinion of counsel for the holder, which counsel and opinion are reasonably satisfactory to counsel for Bedford. Each Itrade Stockholder is acquiring the Bedford Shares for the account of such Itrade Stockholder for investment and not with a view to resale or distribution except in compliance with the Securities Act. Nothing in this Section (s)5(s) is intended to or shall preclude the Itrade Members from transferring the Bedford Shares they are receiving in this transaction among themselves. The parties agree that such transfers may be freely made.

      (t) Finder's Fee. There is no investment banker, broker, finder or other intermediary which has been retained by, or is authorized to act on behalf of, the Itrade Members who might be entitled to any fee or commission from Bedford or any of its Affiliates upon the consummation of the transactions contemplated by this Agreement thereafter.

      (u) Accuracy of Representations. The representations and warranties made by the Itrade Members in this Agreement, and in any certificate or schedule referenced hereby or attached hereto, do not contain, and will not contain, any statement which is false or misleading with respect to any material fact and do not and will not omit to state a material fact required to be stated herein or therein or necessary in order to make the statements contained herein or therein not materially false or misleading. There is no material fact or condition which could have a Material Adverse Effect on any of the Itrade Members which has not been set forth in this Agreement or described in the Schedules hereto.

6. Covenants.

      (a) Consents. Each party shall use its or his best efforts to obtain, at its expense, all consents, approvals and waivers of third Persons or governmental entities or regulatory bodies required to consummate the transactions contemplated hereby.

      (b) Public Announcements. Each of the Parties will consult with one another before issuing any press release or otherwise making any public statement with respect to the transactions contemplated hereby and shall not, except as may be required by law or any listing agreements with any national securities exchange, issue any such press release or make any such public statement without the approval of one another.

      (c) Conduct of Business. From the date hereof until the Closing Date, each of the Parties shall:

            (i) Use its best efforts to maintain and preserve its business organization intact, retain its present employees so that they will be available after the Closing Date.

            (ii) Other than as contemplated by this Agreement, not change its Certificate of Incorporation, Certificate of Organization, bylaws or Operating Agreement.

            (iii) Other than as contemplated by this Agreement, not make any change in its authorized or issued capital stock or units of membership interest or issue, encumber, purchase or otherwise acquire any of its capital stock or units of membership interest other than as provided for in this Agreement.

      (d) No Solicitation. From the date hereof to the Closing Date, each of the Parties will not, and each will direct and otherwise use its best efforts to cause its officers, directors, financial advisors, counsel and other agents, not to, (i) directly or indirectly solicit, encourage or facilitate (including by way of furnishing any non-public information concerning the Parties) the submission of proposals or offers from any person thereof relating to any acquisition or purchase of all or a material part of the stock or assets of, or any merger, consolidation or business combination with, Bedford or Itrade (an "Acquisition Proposal"), or (ii) participate in any discussions or negotiations regarding, or furnish any non-public information to any person other than to Bedford or Itrade and their representatives in connection with, any Acquisition Proposal by any person. Each of the Parties shall immediately cease and cause to be terminated any existing discussions or negotiations with any Parties conducted heretofore with respect to the foregoing.

      (e) Access to Information.

            (i) Between the date of this Agreement and the Closing Date each of the Parties shall give the other, their respective officers, directors, financial advisors, counsel and other agents access to its officers and to all of its books and records, permit them to make such inspections as they may require and shall cause its officers, directors and employees to furnish them with such financial and operating data and other information with respect to their business and properties as they from time to time reasonably request, and as may be necessary to establish the performance of the covenants under this Agreement and the accuracy of its representations and warranties herein, and in connection with its preparation of any filing or submission to any governmental entity or regulatory body.

            (ii) Each of the Parties shall hold, and shall use their best efforts to cause their respective officers, directors, financial advisors, counsel and other agents to hold, in strict confidence, unless compelled to disclose by judicial or administrative process, or, in the opinion of their counsel, by other requirements of law, all documents and information concerning Bedford or Itrade, as the case may be, furnished to the other in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (i) in the public domain through no fault of the disclosing party or any of its respective affiliates; or (ii) later lawfully acquired without the breach of any other agreement.

      (f) Best Efforts. Subject to the terms and conditions herein provided, each of the Parties shall to use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, including to make all required submissions or filings with governmental entities and regulatory bodies, to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action. Bedford and Itrade will execute any additional instruments necessary to consummate the transactions contemplate hereby.

      (g) Establishment of Policy and Procedures. Promptly after execution of this Agreement, each of the parties shall use its or his best efforts to establish the written policies and procedures required for Bedford to fulfill its responsibilities under Rule 17h-1T and other applicable rules of the Securities and Exchange Commission under the Securities Exchange Act of 1934 applicable to associated persons acting as counterparties to customers who are not eligible contract participants as defined in the CEA, as amended, in foreign exchange transactions.

7. Additional Covenants of Bedford.

      (a) Itrade Director. For so long as Bedford owns a majority of the outstanding membership units of Itrade, Bedford shall include in its management slate of directors for each annual meeting of shareholders one Director designated by the Itrade Members.

      (b) Allen & Pierce Broker Registration. For so long as Bedford owns a majority of the outstanding membership units of Itrade, Bedford shall take such steps as may be required to maintain the registration of Allen & Pierce as a broker under the Securities Exchange Act of 1934 and Allen & Pierce's good standing as a member of the national Association of Securities Dealers, Inc.

      (c) Registration Rights. If at any time, or from time to time, for a period ending on the second anniversary of the Closing (the "Expiration Date") Bedford proposes to file a registration statement with the Securities and Exchange Commission with respect to any securities of Bedford (other than shares or interests therein issued or issuable to employees pursuant to option or other employee benefit plans or upon offers to exchange shares for outstanding securities of other companies) Bedford will, at least thirty (30) days prior to such filing, give written notice thereof to the Itrade Members, and if and only if, (i) within twenty (20) days after receipt of such notice, and Itrade Member requests inclusion of the Bedford Shares held by him in such registration statement, and (ii) the managing underwriter of such offering does not in its sole discretion determine that the inclusion of such Bedford Shares would interfere with the successful marketing of the securities to be sold and issued by Bedford in such offering, Bedford will use its best efforts to include such Itrade Member's Bedford Shares in such registration statement. Bedford will pay and bear all costs and expenses in connection with registering such Bedford Shares, except for the fees of the Itrade Member's counsel in connection therewith.

8. Conditions Precedent to the Performance of Bedford. The obligations of Bedford under this Agreement are subject to the following conditions which may be waived in whole or in part by Bedford at its election:

      (a) Truth of Representations and Warranties. The representations and warranties of each of the Itrade Members in this Agreement shall be true and correct in all material respects on the date hereof and shall also be true and correct in all material respects on the Closing Date with the same force and effect as if made on and as of the Closing Date, and the Itrade Members shall have performed or complied in all material respects with all agreements, conditions and covenants required by this Agreement to be performed or complied with by them on or before the Closing Date.

      (b) Consents. The Itrade Members shall have obtained all approvals, authorizations and consents required to consummate the transactions contemplated hereby upon terms and subject to conditions satisfactory to Bedford in its sole discretion and they shall be in full force and effect. Bedford shall have been furnished with appropriate evidence, reasonably satisfactory to it and its counsel, of the granting of such approvals, authorizations and consents.

      (c) Opinions of Counsel. The Itrade Members shall have delivered to Bedford the opinion of Drohan & Drohan LLP, counsel to the Itrade Members, dated as of the Closing Date, in the form of Schedule 8(c).

      (d) Policies and Procedures. The written policies and procedures referred to in Section 6(g) shall have been established and shall be reasonably satisfactory to the Itrade Members.

9. Conditions Precedent to Performance of the Itrade Members. The obligations of the Itrade Members under this Agreement are subject to the following conditions which may be waived in whole or in part by the Itrade Members at his election:

      (a) Truth of Representations and Warranties. The representations and warranties of Bedford contained in this Agreement shall be true and correct in all material respects on the date hereof and shall also be true and correct in all material respects on and as at the Closing Date with the same force and effect as if made on and as of the Closing Date, and Bedford shall have performed or complied in all material respects with all agreements, conditions and covenants required by this Agreement to be performed or complied with by it on or before the Closing Date.

      (b) Opinions of Counsel. Bedford shall have delivered to the Itrade Members the opinion of Raice Paykin & Krieg LLP, counsel to Bedford, dated as of the Closing Date, in the form of Schedule 9(b).

      (c) Consents. All approvals, authorizations and consents required by Bedford to consummate the transactions contemplated hereby shall have been obtained on terms and conditions satisfactory to the Itrade Members in his sole discretion and shall be in full force and effect, and the Itrade Members shall have been furnished with appropriate evidence, reasonably satisfactory to him and their counsel, of the granting of such approvals, authorizations and consents.

      (d) Policies and Procedures. The written policies and procedures referred to in Section 6(g) shall have been established and shall be reasonably satisfactory to Bedford.

10. Nature and Survival of Representations, Warranties and Covenants. All statements contained herein or in any certificate, schedule or other document delivered pursuant hereto shall be deemed representations and warranties by the party delivering the same. All representations and warranties and covenants shall survive the Closing Date. All representations and warranties contained in this Agreement and in the disclosure schedules or in any certificates or other documents delivered pursuant hereto shall not be deemed to be waived or otherwise affected by any prior knowledge of, or any investigation made by or on behalf of, any party hereto. All covenants and agreements shall survive the consummation of the transactions contemplated hereby.

11. Indemnification by Bedford. Bedford agrees to indemnify and hold harmless the Itrade Members from and against any Liabilities, damages, losses, claims, Liens, costs or expenses (including reasonable attorneys' fees) of any nature insofar as a Loss (or actions in respect thereof), whether existing or accruing prior or subsequent to the Closing Date, arises out of or is based upon any misrepresentation or breach of any of the warranties, covenants or agreements made by Bedford in this Agreement or in any certificate, Schedule, document or Exhibit referenced hereby or attached hereto relating to Bedford.

12. Indemnification by the Itrade Members. The Itrade Members, jointly and severally, agree to indemnify and hold harmless Bedford from and against any Liabilities, damages, losses, claims, Liens, costs or expenses (including reasonable attorneys' fees) of any nature insofar as a Loss (or actions in respect thereof), whether existing or accruing prior or subsequent to the Closing Date, arises out of or is based upon any misrepresentation or breach of any of the warranties, covenants or agreements made by the Itrade Members in this Agreement or in any certificate, Schedule, document or Exhibit referenced hereby or attached hereto relating to Itrade.

13. Termination; Amendment; Waiver.

      (a) Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing:

            (i) by mutual written agreement of Bedford and the Itrade Members;

            (ii) by the Itrade Members, on the one hand, or Bedford, on the other hand, as the case may be, if the Closing shall not have occurred on or before August 1, 2001 (the "Termination Date") so long as the party terminating this Agreement pursuant to this Section 12.1 has not made any material misrepresentation or materially breached a covenant, agreement or warranty contained herein;

            (iii) by the Itrade Members, on the one hand, or Bedford, on the other hand, in the event the other makes a material misrepresentation or breaches a covenant, agreement or warranty set forth in this Agreement, but such non-misrepresenting or non-breaching party's election to terminate shall not limit, waive or prejudice such party's remedies at law or in equity.

In the event this Agreement is terminated as provided in Section 13(a)(i) or 13(a)(ii) this Agreement shall become void and of no further force and effect and no party hereto shall have any further liability to any other party hereto, except that Sections 5(t) and 6(d) shall survive and continue in full force and effect notwithstanding termination.

      (b) Amendment. This Agreement may be amended by action taken by the Parties by an instrument in writing.

      (c) Extension; Waiver. At any time prior to the Closing Date, the Itrade Members and Bedford may (i) extend the time for the performance of any of the obligations or other acts of the other; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto or thereto; and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such party.

14. Definitions.

When used herein, the following terms shall have the meanings set forth below:

      (a) "Affiliate" means, with respect to any given Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

      (b) "Assets" means all properties, assets, Contracts, business, goodwill and rights of Itrade or Bedford, as the case may be, as a going concern, of every kind, nature, character and description, tangible and intangible, wherever located and whether or not carried or reflected on the books and records of Itrade or Bedford, as the case may be, on the Closing Date.

      (c) "CEA" shall mean the Commodities Exchange Act, as amended.

      (d) "Contract" means any contract, agreement, lease, license, arrangement, commitment, sales order, purchase order or any claim or right or any benefit or obligation arising thereunder or resulting therefrom and currently in effect, whether oral or written.

      (e) "Employee Benefit Plan" means any (i) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (ii) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (iii) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (iv) Employee Welfare Benefit Plan or material fringe benefit plan or program.

      (f) "Employee Pension Benefit Plan" has the meaning set forth in ERISA
Section 3(2).

      (g) "Employee Welfare Benefit Plan" has the meaning set forth in ERISA
Section 3(1).

      (h) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      (i) "Exchange Act" shall mean the United States Securities Exchange Act of 1934, as amended.

      (j) "Intellectual Property" means any and all (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (ii) trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) copyrightable works, whether or not registered, all copyrights, and all applications, registrations, and renewals in connection therewith, (iv) mask works and all applications, registrations, and renewals in connection therewith, (v) trade secrets and confidential business information (including ideas, research and development, Know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, blueprints, sketches, storyboards, models, engineering drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (vi) computer software (including data and related documentation),
(vii) other proprietary rights and Know-how, (viii) copies and tangible embodiments thereof (in whatever form or medium) and (ix) licenses and sublicenses granted and obtained with respect thereto, and rights thereunder.

      (k) "Know-how" means any and all technical knowledge, proprietary rights, patented or unpatented inventions, trade secrets, analytical methodology, processes, data and all other information or experience possessed by Bedford or Itrade, as the case may be, or which Bedford or Itrade, as the case may be, has the right to use.

      (l) "Liabilities" means any direct or indirect liability, indebtedness, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, known or unknown, contingent or otherwise.

      (m) "Lien" means any mortgage, lien, pledge, charge, security interest, license, lease, claim, restriction, option, conditional sale or installment Contract or encumbrance of any kind.

      (n) "Person" shall include an individual, a partnership, a corporation, or a division or business unit thereof, a trust, an unincorporated organization, a government or any department or agency thereof and any other entity.

      (o) "SEC" shall mean the United States Securities and Exchange Commission.

      (p) "Securities Act" shall mean the United States Securities Act of 1933, as amended.

15. Miscellaneous.

      (a) Entire Agreement; Assignment. This Agreement, together with all Schedules and Exhibits, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties or between any of them with respect to the subject matter hereof. All references to Sections, Exhibits and Schedules shall be deemed references to such parts of this Agreement unless the text requires otherwise. This Agreement shall not be assigned by operation of law or otherwise.

      (b) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made as of the date delivered or mailed if delivered in person, by telecopy, cable, telegram or telex, or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties as follows:

If to Bedford:

Bedford Holdings, Inc.

300 Blaisedell Road

Orangeburg, NY 10962

Fax: ________________

Attn.: Mr. Leon Zapoll

If to the Itrade Members:

____________________

____________________

Fax:

or to such other address as the Person to whom notices is given may have previously furnished to the others in writing in the manner set forth above.

      (c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to applicable principles of conflicts of laws thereof.

      (d) Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, its successors and assigns.

      (e) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

      (f) Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. Nothing in the Schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.

      (g) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

      IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, or individually, as the case may be, all as of the day and year first above written.

Bedford Holdings, Inc.

By: ________________________
Name: Leon Zapoll
Title: President

________________________
Anthony Iannuzzi

________________________
Stephen E. Moore

The holder of the majority of shares of the outstanding common stock of Bedford agrees that for so long as Bedford is required to include a designee of the Itrade Members in its management slate of directors, she will vote for that designee as a director.

________________________

Olga Filippova